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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated November 8, 1993 relating to the financial statements of the Royalty Properties and our report dated March 26, 1993 relating to the statement of assets and trust corpus and the related statement of changes in trust corpus of the Santa Fe Energy Trust, both of which appear in such Prospectus. We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated February 25, 1993 appearing on page 32 of Santa Fe Energy Resources, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1992. We also consent to the reference to us under the heading "Experts" in such Prospectus.

PRICE WATERHOUSE

Houston, Texas

February 2, 1994